Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Alamar Biosciences, Inc. 2018 Stock Plan, the Alamar Biosciences, Inc. 2026 Equity Incentive Plan and the Alamar Biosciences, Inc. 2026 Employee Stock Purchase Plan of Alamar Biosciences, Inc. of our report dated March 12, 2026 (except for the effects of the reverse stock split described in Note 17, as to which the date is April 13, 2026), with respect to the consolidated financial statements of Alamar Biosciences, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-294697) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 20, 2026